UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

April 1, 2015

MAGELLAN HEALTH, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-6639	58-1076937
(State or Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

4800 SCOTTSDALE RD, SUITE 4400
SCOTTSDALE, ARIZONA	85251
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (602) 572-6050

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On April 1, 2015, Magellan Health, Inc., a Delaware corporation (“Magellan”), consummated and closed (the “Closing”) the previously announced acquisition of 4D Management Systems, Inc., a Michigan corporation (“4D”), (such acquisition, the “Acquisition”) pursuant to the Purchase Agreement (the “Agreement”) dated March 17, 2015 by and among Magellan, Magellan Rx Management, Inc., a Delaware corporation and wholly-owned subsidiary of Magellan (“Magellan Rx”), 4D, Denise S. Borsand, Jonathan Borsand, Lisa C. Cohen, Marcy L. Forta, and Remy E. Polter, as holders of the outstanding equity interests in 4D (collectively, the “Sellers”) and Gerald C. Borsand in his capacity as the Seller Representative.  Based in Troy, Michigan, 4D is a full-service pharmacy benefit manager (“PBM”) serving managed care organizations, employers and government-sponsored benefit programs, such as Medicare Part D plans.  As a result of the Acquisition, 4D will operate as a wholly-owned subsidiary of Magellan Rx.

As consideration for the Acquisition, Magellan paid $55 million in cash (the “Base Price”) for all of the outstanding equity interests in 4D, subject to working capital adjustments as provided in the Agreement.  In addition to the Base Price, the Agreement provides for potential contingent payments up to a maximum aggregate amount of $30 million.  The contingent payment provisions provide for (i) cash payments of up to $10 million based on the achievement of certain growth targets in the underlying dual eligible membership served by 4D and (ii) cash payments of up to $20 million for the retention of certain business through 2018.

Attached and incorporated herein by reference as Exhibit 99.1 is a copy of the press release dated April 1, 2015.

Item 9.01. Financial Statements, Pro Forma Financial Information and Exhibits

(a)  Financial Statements of business acquired:                                    Not applicable.

(b)  Pro forma financial information:                                         Not applicable.

(d)           Exhibits:

Exhibit Number	Description
99.1	Registrant’s press release dated April 1, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGELLAN HEALTH, INC.

Date: April 1, 2015	By:	/s/ Jonathan N. Rubin
		Name:	Jonathan N. Rubin
		Title:	Executive Vice President and Chief Financial Officer